EXHIBIT 10.20

EMPLOYMENT AGREEMENT

This Agreement by and between Keryx Biopharmaceuticals, Inc. ("Keryx"), a Delaware corporation having an address at 750 Lexington Avenue, New York, New York 10022, and Ronald C. Renaud, Jr., an individual residing at 19 Radcliffe Road, Wellesley, MA 02482 (“Renaud”).

WITNESSETH:

WHEREAS, the Corporation desires to employ Renaud and Renaud desires to be employed by the Corporation as Senior Vice President, Chief Financial Officer and Treasurer of Keryx, all pursuant to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. EMPLOYMENT DUTIES

(a) Keryx hereby engages and employs Renaud, and Renaud accepts engagement and employment, as Senior Vice President, Chief Financial Officer and Treasurer of Keryx, to direct, supervise and have responsibilities for the financial affairs and investor relations of Keryx and for any other appropriate areas and tasks which may be assigned to him. Renaud will devote his entire business time, energy, abilities and experience to the performance of his duties, effectively and in good faith. Further, during the Term, Renaud shall not render services as an employee, consultant or otherwise, whether or not during regular business hours, for pay to any other party other than the Corporation without the written permission of the Chief Executive Officer. Renaud acknowledges and agrees that the performance by Renaud of his duties hereunder may require significant domestic and international travel by Renaud.

(b)  Renaud understands and agrees that he will not be required to relocate from the Boston area to the New York City area but that he will be required to spend a substantial portion of his time in the New York City office.

2. TERM

This Agreement shall commence on February 14, 2006 (the “Effective Date”) and shall continue unless sooner terminated as hereinafter provided in Paragraph 8 (the “Term”).

3. COMPENSATION

(a) As compensation for the performance of his duties on behalf of Keryx, Renaud shall be compensated as follows:

(i) Base Salary and Annual Increases. Renaud shall receive an annual gross base salary of two hundred and seventy-five thousand dollars ($275,000) per year (the “Base Salary”) payable in accordance with the Corporation’s payroll policies and subject to standard payroll deductions and withholdings; provided that Renaud’s Base Salary shall be increased annually in accordance with corporate policy but no less than the increase in the Consumer Price Index (Bureau of Labor Statistics Consumer Price Index for All Urban Consumers (CPI-U) all items index, New York-Northern New Jersey-Long Island, NY-NJ-CT-PA) announced for the previous calendar year.

(ii) Bonus. Renaud shall be entitled to an annual performance bonus of up to 50% of the Base Salary (the “Performance Bonus”) based on annual target performance objectives to be agreed upon by the Corporation’s Chief Executive Officer (the “CEO”) and Renaud on or before the December 15 immediately preceding fiscal year for which the Performance Bonus shall be applicable, except for the annual target performance objectives in the first year of this agreement, which shall be agreed upon on or before March 31. Bonuses are paid in accordance with the Corporations bonus policy (typically in March of the year following the year in which the bonus is earned) and Renaud must be an employee of the Corporation when the bonus is paid to be entitled to receive a bonus.

(iii) Options. Renaud shall receive options (the “Options”) to purchase shares of common stock of the Corporation as outlined on Exhibit B. From time to time, at the discretion of the Board of Directors, you may be eligible for additional stock option grants. Notwithstanding anything to the contrary, the 166,667 time-vesting Options described in Exhibit B will all accelerate and vest upon your termination without Cause, your resignation for a Good Reason, a Change in Control or a Qualified Change in Control (as those latter terms are defined in Exhibit A). Additionally, upon a Change in Control, you shall also vest on 111,111 Options which are to vest on the First Milestone Event as described in Exhibit B.

(iv) Restricted Stock. Renaud shall receive 100,000 restricted shares (the “Restricted Shares”) of common stock of the Corporation. Fifty-thousand (50,000) of such Restricted Shares shall vest in three equal installments on the first, second and third anniversary of the Effective Date, assuming Renaud is an employee on such date. Notwithstanding anything to the contrary, the Restricted Shares will all accelerate and vest upon your termination without Cause, your resignation for a Good Reason, a Change in Control or a Qualified Change in Control. The remaining fifty-thousand (50,000) of such Restricted Shares shall vest upon the occurrence of a Qualified Change in Control as defined in Exhibit A, assuming Renaud is an employee on such date or has been terminated without Cause or resigned for a Good Reason, in anticipation of, or within 12 months following a Qualified Change in Control.

(b) Expenses. Keryx shall reimburse Renaud for all normal, usual and necessary expenses incurred by Renaud in furtherance of the business and affairs of Keryx, including travel and entertainment, against receipt by Keryx of appropriate vouchers or other proof of Renaud's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of Keryx.

(c) Annual Leave and Holidays. Renaud shall be entitled during the first calendar year (2006) of this Agreement to fifteen (15) business days of leave, thereafter Renaud shall be entitled to twenty (20) business days of leave per calendar year. Any leave not taken in a particular calendar year will be forfeited and not carried forward into the next calendar year. In addition, Renaud shall be entitled to those holidays set forth, from time to time, by the Company.

(d) Employee Benefits.  During the Term of his employment, Renaud shall be entitled to participate in all employee and fringe benefit plans and programs generally offered to other members of the Corporation’s management who are similarly situated, including, without limitation, any pension, profit sharing, incentive, retirement, insurance, health and disability benefits and plans, to the extent that Renaud is eligible under and subject to the provisions of such plans. The Corporation reserves its right to modify or terminate any of its employee and fringe benefit plans and programs at any time.

4. REPRESENTATIONS AND WARRANTIES BY RENAUD AND KERYX

(a) Renaud hereby represents and warrants to Keryx as follows:

(i)  Neither the execution and delivery of this Agreement nor the performance by Renaud of his duties and other obligations hereunder violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Renaud is a party or by which he is bound (other than his obligation to provide JP Morgan Securities, Inc., with thirty (30) days notice of resignation).

(ii) Renaud has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Renaud enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Renaud to execute and deliver this Agreement or perform his duties and other obligations hereunder, except for the consent of JP Morgan Securities, Inc., to waive its right to receive thirty (30) days notice of resignation.

(b) Keryx hereby represents and warrants to Renaud as follows:

(i) Keryx is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently conducted.

(ii) Keryx has the full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

(iii) The execution, delivery and performance by Keryx of this Agreement does not conflict with or result in a material breach or violation of or constitute a material default under (whether immediately, or upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of Keryx, or any agreement or instrument to which Keryx is a party or by which Keryx or any of its properties may be bound or affected.

5. CONFIDENTIAL INFORMATION

Renaud agrees to sign and comply with the Corporation’s Proprietary Information and Inventions Agreement, annexed hereto as Attachment A.

6. NON-COMPETITION

(a) Renaud understands and recognizes that his services to Keryx are special and unique and agrees that, during the Term, and for a period of 12 months from the date of termination of his employment hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business “Directly Competitive” with Keryx's business, either as an individual for his own account, or as a partner, joint venturer, treasurer, agent, consultant, salesperson, employee, officer, director or shareholder of a Person operating or intending to operate within the area that Keryx is, at the date of termination, conducting its business (the "Restricted Businesses"); provided, however, that nothing herein will preclude Renaud from holding one percent (1%) or less of the stock of any publicly traded corporation. For a business to be Directly Competitive, it would have to be developing a drug in the same class and for the same indication. For example, a company developing a GAG for Diabetic Nephropathy would be considered Directly Competitive by this clause, however, a company developing a GAG for another disease or developing a drug other than a GAG for Diabetic Nephropathy would not be deemed Directly Competitive.

(b) In the event that Renaud breaches any provisions of this Section 6 or there is a threatened breach, then, in addition to any other rights which Keryx may have, Keryx shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, Renaud shall not argue as a defense that there is an adequate remedy at law nor shall Keryx be prevented from seeking any other remedies that may be available.

7. NON-SOLICITATION AND NON-INTERFERENCE

During the Term, and for 12 months thereafter, Renaud shall not, directly or indirectly, without the prior written consent of Keryx:

(a) solicit or induce any employee of Keryx or any subsidiary, parent, affiliate or successor (“Affiliate”) of Keryx to leave the employ of Keryx or any Affiliate or hire for any purpose any employee of Keryx or any Affiliate or any employee who has left the employment of Keryx or any Affiliate within six months of the termination of said employee's employment with Keryx; or

(b) interfere with or disrupt or attempt to disrupt Keryx's or its Affiliates’ business relationship with any of their partners, service providers, clients, customers and/or suppliers.

8. TERMINATION

(a) Either party may terminate Renaud’s employment with the Corporation without cause and without Good Reason at any time upon ninety (90) days’ notice, provided, however that if such termination occurs without Cause in the first nine (9) months following the Effective Date, the Corporation shall pay Renaud his full salary and benefits until the first anniversary of the Effective Date. The Corporation shall have the right, in its sole discretion, to require Renaud to continue working for the Corporation during the notice period. If Renaud is terminated by the Corporation without Cause, or if he resigns for a Good Reason, the Options shall remain exercisable until the earlier of: (i) 2 years following such termination and (ii) for the full term of such Options.

(b) If Renaud’s employment is terminated in anticipation of or within 12 months following a “Qualified Change in Control” then Renaud shall be entitled to: (I) a lump-sum payment equal to: (i) two (2) year’s Base Salary; (ii) any earned and unpaid bonus as of the date of termination; and (iii) any incurred and unpaid expenses, and (II) immediate vesting of all remaining unvested stock options and Restricted Shares. Additionally, regardless of such termination, your stock options shall remain exercisable until the earlier of: (i) 2 years following such termination and (ii) for the full term of such options.

(c) Such payment, vesting and extension of exercisability provisions contained in 8(a) and 8(b), shall be conditioned on the execution by Renaud of a waiver and release of claims substantially in the form set forth in Attachment B, attached hereto.

(d) In the event Renaud’s employment is terminated by his death or disability, he shall be entitled to continue to receive his base salary for three (3) months following his last day of actual employment by the Corporation. (For purposes of this section, “disability” shall be deemed to have occurred if Renaud is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 120 consecutive days or 180 days in any twelve-month period. In addition, the Board of Directors shall take the necessary steps so that the period during which the Employee shall be permitted to exercise such Options shall be extended to the earlier of: (A) two (2) years from the effective date of his termination and (B) the expiration date of such Options. Should the Employee’s employment be terminated as a result of his death, the benefits granted herein, shall be granted instead to his lawful heir or heirs. In either case (disability or death), extended exercise of the options will only be granted if Renaud or, in the case of his death, his legal successor, together with his lawful heir or heirs, execute a waiver and release of claims substantially in the form set forth in Attachment B hereto.

(e) “Cause.” Notwithstanding the foregoing, the Corporation may terminate Renaud immediately and without prior notice (for “Cause’) in the following circumstances: (a) a material breach of Renaud’s obligations and/or warranties pursuant to Sections 4(a), 5, 6 and/or 7; (b) a material breach by Renaud of any other provision of this Agreement, which is not cured by Renaud within fifteen (15) days after receiving notice thereof from the Corporation containing a description of the breach or breaches alleged to have occurred; (c) the habitual neglect or gross failure by Renaud to adequately perform the duties of his position; (d) any act of moral turpitude or criminal action connected to his employment with the Corporation or his place of employment; or (e) Renaud’s repetitive refusal to comply with or his violation of lawful instructions of the Chief Executive Officer or the Board of Directors, unless cured within 15 days after receiving notice thereof.

(f)  “Good Reason”. Notwithstanding the foregoing, Renaud may resign for a “Good Reason” in the following circumstances: (A) a material diminution in his duties, or the assignment to him of duties materially inconsistent with his authority, responsibilities and reporting requirements as set forth in Section 1 of this Agreement; or (B) a material breach by the Corporation of its obligations to you under the terms of this Agreement. Anything hereinabove to the contrary notwithstanding, in the event you elect to terminate your employment for Good Reason, you agree to provide the Corporation with thirty (30) days prior written notice of your intent to leave the Firm and the alleged condition or breach constituting Good Reason. In the event the Corporation cures such condition or breach within thirty (30) days following receipt of such notice, any such termination based on such alleged breach or condition shall not be considered a termination by you for Good Reason.

(g) In the event that Renaud’s employment has been terminated in accordance with Section 8(e), above, Renaud shall not be entitled to receive any of the benefits set forth in Section 8(a) or (b), above.

9. INDEMNIFICATION

The Corporation shall take whatever steps are necessary to establish a policy of indemnifying its officers, including, but not limited to Renaud, for all actions taken in good faith in pursuit of their duties and obligations to the Corporation. Such steps shall include, but shall not necessarily be limited to, the obtaining of an appropriate level of Directors and Officers Liability coverage.

10.  NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally against receipt thereof; two (2) business days after being sent by Federal Express or similar internationally recognized courier service; or seven (7) business days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, and to

Steven Eckhaus
McCarter & English LLP
245 Park Avenue
New York, NY 10167

or to such other address as such party shall give by notice hereunder to the other party.

11.  SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12.  ENTIRE AGREEMENT; MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

13. BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, Keryx, its successors and assigns, including in the event of a change of control of Keryx by way of a merger, acquisition of, or a majority investment in Keryx, and upon Renaud and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Renaud's obligations hereunder may not be transferred or assigned by Renaud.

14. NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

15.  GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Additionally, the prevailing party in any litigation shall be entitled to an additional award of its attorney fees, cost and expenses.

16. REMEDIES FOR BREACH

Renaud understands and agrees that any breach of Sections 4(a) 5, 6 and/or 7 of this Agreement by him could cause irreparable damage to Keryx and to the Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach, Keryx shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of Keryx's rights under such Sections.

17. LEGAL REPRESENTATION

The Corporation shall reimburse Renaud up to $7,500 for legal costs associated with the review and execution of this Agreement.

17. HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:

By:	/s/ Ronald C. Renaud, Jr.
Name: Ronald C. Renaud, Jr.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Michael S. Weiss
Name: Michael S. Weiss. Title: Chairman and Chief Executive Officer

Exhibit A

Certain Definitions

A “Change in Control,” shall mean either: (i) a Merger (as defined below), except for a transaction the principal purpose of which is to change the State of incorporation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or (iii) any other corporate reorganization or business combination (including, but not limited to, a merger in which the Corporation is the surviving entity) in which more than fifty percent (50%) of the Corporation’s then outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions.

A “Merger” shall mean a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%) percent of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation.

A “Qualified Change in Control” shall mean a “change in control”, which places a value on the Corporation of in excess of $1.5 billion.

Exhibit B

The Corporation will grant Renaud options (the “Options”) to purchase a total of 500,000 shares of the common stock of the Corporation (the “Initial Grant”) at an exercise price equal to the closing price of the Corporation’s Common Stock on Nasdaq on the trading day prior to the start of Renaud’s employment (the “Exercise Price”), which options shall be exercisable, only after vesting, for a period of ten (10) years from the date of issuance. Renaud's Options will be granted under the Corporation's 2004 Long-Term Incentive Plan (the "Plan") and will be subject to the terms and conditions thereof, including any stock option agreement entered into by Renaud and the Corporation thereunder; provided, however, that if any provisions of this Agreement are inconsistent with the terms and conditions of the Plan and any such stock option agreement, the terms of this Agreement shall control. In accordance with the Plan, should any change be made to the Common Stock by reason of any stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (A) the total number and/or class of securities subject to such options and (B) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement under such options. The Initial Grant shall vest as follows (provided that Renaud is employed as a service provider (as defined in the plan) on the date of vesting):

(A)	55,556 after twelve months of employment;

(B)	13,889 after fifteen months of employment;

(C)	13,889 after eighteen months of employment;

(D)	13,889 after twenty one months of employment;

(E)	13,889 after twenty four months of employment;

(F)	13,889 after twenty seven months of employment;

(G)	13,889 after thirty months of employment;

(H)	13,889 after thirty three months of employment;

(I)	13,888 after thirty six months of employment;

(J)	333,333 after seven (7) years, provided that he is employed by the Corporation on such date .

(i) The exercisability of 111,111 of these options shall be accelerated in full upon the occurrence of the earlier of:

(a) the Corporation achieving a total market capitalization on a fully diluted basis of more than $1 billion, as determined utilizing the following formula (the “Market Capitalization Formula”): fully diluted shares (including shares attributable to all options, warrants, other purchase rights and convertible securities, and including shares held by affiliates (collectively “market capitalization shares”)) multiplied by the three consecutive trading day average of the closing price of its common stock as reported by Nasdaq (or such other exchange as such shares are then listed or in the good-faith determination of the board, if not then listed or quoted) plus long-term debt (as set forth in the most recent financial statements of the Corporation) minus Working Capital (as defined below) and minus the aggregate exercise price of all options and warrants included in the market capitalization shares; or

(b) the Corporation possessing at least $150 million in Working Capital (which shall mean as of any date, (1) the current assets plus investment securities or similar asset which have maturities in excess of 12 months minus (2) current liabilities) (the occurrence of either of the items in J(i)(a) and (b) being referred to as the “First Milestone Event”).

(ii) The exercisability of 111,111 of these options shall be accelerated in full upon the occurrence of the earlier of:

(a) the Corporation achieving a total market capitalization on a fully diluted basis of more than $2 billion, as determined utilizing the Market Capitalization Formula ; or

(b) the Corporation possessing at least $250 million in Working Capital (the occurrence of either of the items in (J)(ii)(a) and (b) being referred to as the “Second Milestone Event”).

(iii) The exercisability of 111,111 of these options shall be accelerated in full upon the occurrence of the earlier of:

(a) the Corporation achieving a total market capitalization on a fully diluted basis of more than $3 billion, as determined utilizing the Market Capitalization Formula ; or

(b) the Corporation possessing at least $350 million in Working Capital (the occurrence of either of the items in (J)(iii)(a) and (b) being referred to as the “Third Milestone Event”).